Exhibit 99.1

Agritek Holdings Inc. Announces Execution of Nevada Operational and Licensing Agreement With Green Leaf Farms Holdings, Inc. For New 22,000 Sq. Ft. Cultivation and Production Facility in North Las Vegas

LOS ANGELES, CA --(Marketwired - March 23, 2015) - Agritek Holdings, Inc. (AGTK) ( http://www.Agritekholdings.com), a fully reporting company on the OTCQB and leader in Compassionate Care Technology and indoor/outdoor agricultural solutions for the medicinal marijuana industry today announced the execution of an operational and licensing agreement with Green Leaf Farms Holdings Inc. (“Green Leaf”) an 80% owned subsidiary of Player's Network (PNTV) a fully reporting diversified company with holdings in two primary areas, Media and Medical Marijuana.

The five year agreement executed by the parties provides for Agritek Holdings to be the exclusive consultant regarding the build out on behalf of Green Leaf for the 22,000 sq. ft. facility presently under contract for purchase by an investment partner of Green Leaf for $2.8 million dollars. Green Leaf presently holds two provisional or "MME" licenses in North Las Vegas for both medicinal cannabis cultivation and production.

Under the terms of the agreement, Agritek Holdings will provide consulting services and specialists related to grow and production, operational build out, equipment lease financing, and an infrastructure funding commitment of up to one million dollars ($1,000,000).  Under the agreement, both Companies expect to complete an approximate 12,000 sq. foot cultivation operation initially as well as a commercial extraction facility on behalf of Green Leaf. Direct to manufacturer relationships with lighting, extraction equipment, chillers and hydroponic equipment, edibles production as well as cultivation specialists will be provided by Agritek Holdings. In addition to monthly consulting fees once the facility is operational, Agritek will receive licensing fees as the provider of vaporizers, cartridges and infused edibles produced under the Agritek Holdings trademarked Mont Blunt brand, American Hemp Trading Company Chocolate and additional brands.

The new facility will be one of the first operational indoor cannabis cultivation and production facilities in North Las Vegas containing the latest in technology advances for indoor grow and manufacturing operations planned and completed by some of the most experienced management teams responsible for the most successful operations in legal jurisdictions within the US and Canada.

"This five year operational agreement with Green Leaf is a giant foot print in Nevada for Agritek Holdings and major milestone toward meaningful revenue for the Company. We believe Nevada will prove itself to be the most dynamic and largest recreational market over the next 18 months. With 800,000 tourists visiting the city each week, having a long term business relationship and executing with one of the largest, fully functional and licensed cultivation and production facilities will soon prove that Agritek Holdings cannot be ignored within the marketplace as a force within this sector. I am happy to have executed this deal on behalf of the Company as one of my last acts as CEO, and am presently working on similar contracts in additional parts of the state as well as other jurisdictions on behalf of the Company. I couldn't think of a better person than Justin Braune, our new CEO to pass the baton to and ensure the success of this and future deals," stated B. Michael Friedman, for Agritek Holdings.

Justin Braune, CEO of Agritek Holdings, Inc. stated “I am enthusiastic about the working relationship with Green Leaf and looking forward to working with Mark (Bradley) to maximize the productivity of this world class facility. Mark and I are united in our desire to deploy the latest technology to increase efficiency and quality of production. This facility is a central part of Agritek’s Nevada solution to creating the highest quality extracts under the Mont Blunt and MB Oils brands. By capitalizing on the vast reach of WeedTV.com and Agritek’s connections in Nevada, this facility will redefine the expectations for quality in Nevada.”

Mark Bradley, CEO of PNTV, stated, "We are extremely excited about our relationship with Agritek, they are truly a leader with vast experience in the cannabis sector with strong ties to the banking community. This agreement is the result of an extremely extensive process to find the best possible company to assist Green Leaf. There are great synergies between the two companies which include leveraging PNTV's WeedTV.com as the primary marketing platform that will brand products of both companies." Mr. Bradley continues, “Agritek will receive revenues through equipment lease financing, licensing and consulting fees.”

About Agritek Holdings, Inc.
Agritek Holdings, Inc. ( www.Agritekholdings.com), a fully reporting Company and pioneer within the medicinal marijuana space provides innovative patient and agricultural solutions seeks to be the leader in Compassionate Care Technology for the medicinal marijuana industry. Agritek Holdings provides real estate management and health and wellness product lines including through its' wholly owned subsidiary Agritek Venture Holdings Inc. Agritek does not directly grow, harvest, or distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act, nor does it intend to do so in the future.

About Player's Network
Player's Network, Inc. (PNTV) is a fully reporting publicly traded diversified holding company who operates in two main areas; Media and Medical Marijuana. PNTV's primary objective is to create shareholder value by identifying opportunities in niche emerging markets.

About Green Leaf Farms Holdings
Green Leaf is 80% owned by PNTV and has been granted 2 licenses by the state of Nevada for Medical Marijuana Cultivation and Production of Marijuana infused products.

FORWARD-LOOKING DISCLAIMER:

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Agritek Holdings, Inc. to be materially different from the statements made herein.

Contact:

Agritek Holdings, Inc.
561.249.6511

www.Agritekholdings.com
info@Agritekholdings.com